Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of HB-PS Holding Company, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Alfred M. Rankin, Jr., Michael J. Morecroft and Charles A. Bittenbender, and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) one or more registration statement(s) on Form S-4 relating to the registration of Class A common stock, par value $0.01 per share, of the Company to be issued in connection with the proposed merger of Applica Incorporated with and into the Company, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, with full power and authority to do and perform any and all acts and things whatsoever required, necessary or desirable to be done in the premises, hereby ratifying and approving the act of said attorneys and any of them and any such substitute.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

/s/ Michael J. Morecroft Michael J. Morecroft	Director, President and Chief Executive Officer (Principal Executive Officer)	August 30, 2006

/s/ James H. Taylor James H. Taylor	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2006

/s/ Alfred M. Rankin, Jr. Alfred M. Rankin, Jr.	Director	August 30, 2006

/s/ J.C. Butler, Jr. J.C. Butler, Jr.	Director	August 30, 2006

/s/ Charles A. Bittenbender Charles A. Bittenbender	Director	August 30, 2006